PRESS RELEASE
JULY 21, 2009
10:00 AM EST

Allora Minerals Signs Binding Letter of Intent to Purchase Opti Solar Manufacturing Facilities,
Production Lines, Intellectual Property and R&D Facility and Related Assets

July 21, 2009 – Kelowna, British Columbia -- (MARKETWIRE) — Allora Minerals, Inc. (OTCBB.ALRL) announced today that is has signed a binding letter-of-intent ("LOI") to purchase manufacturing facilities, production lines, intellectual property and an R&D facility of Optisolar Technologies, Inc. ("Optisolar").

Under the terms of the letter of intent, Allora plans to purchase the OptiSolar assets for a value of $260 million in an all stock transaction, priced at $21.66 per share, resulting in the issuance of 12 million shares of Allora common stock to Optisolar shareholders.

Included in the purchase are:

  Hayward, California R&D Facility – 95,000 square foot R&D production level facility including 2 single junction 15MW production lines, proprietary inverter lab and other intellectual property. Allora will take over the lease on the facility.

  Sacramento, California Manufacturing Facility – 1 million square foot manufacturing facility that is prepared for up to forty, 20MW dual junction lines (800MW in total) or a similar amount of triple Junction line which would then be capable of expanding to 1,000MW. The facility also includes automated panel manufacturing (APA) technology which enables panels to be assembled in the factory robotically as opposed to manually, in the field, which reduces the cost to build Solar park and increases the speed at which parks can be built .

Mike Matvieshen, President and CEO of Allora Minerals, said that "This acquisition is a significant milestone for our business. We now have a manufacturing facility capable of scaling to 1GW in nameplate production capacity. We have increased our manufacturing capacity immediately from 5MW to 30MW. In the near term we plan to convert our single junction lines to dual junction lines, expanding capacity to 55MW."

"Optisolar had invested about $310 million into the R&D lab, Hayward CA manufacturing Facility and the Sacramento assets which we are purchasing. This is a tremendous value to our business and to our shareholders," added Matvieshen. "The acquisition of Optisolar's intellectual property and its state-of-the-art production size R&D facility, Gives us a real advantage because with the on going business because this allows all new developments in production improvement to be immediately implemented in the factory, and its inverter technology will accelerate our path to reducing the cost-per-installed-watt to under $1.35 fully installed. This, in turn, will drive higher profitability to our solar parks when selling electricity."

The product qualification process at the production facility has been completed. It is anticipated that at the start of production, the plant will employ approximately 168 workers.

In February, Optisolar had submitted a $300 million loan guarantee application to the U.S. Department of Energy for the start of its Sacramento facility. It is Allora intends to move the loan application along and to open/reopen it , and is currently being advised by its counsel with respect to necessary steps.

FORWARD-LOOKING STATEMENTS

This release contains certain "forward-looking statements" relating to the business of Allora Minerals, Inc. ("Allora"), which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to reliance on a limited number of customers, market demand, cyclical nature of our markets, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Allora's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting Allora will be those anticipated by Allora. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. Allora undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. All information in this press release is as of July 8, 2009 and Allora undertakes no duty to update this information unless required by law.

Contact:

Aspire Clean Tech Communications, Inc.
Todd M. Pitcher, 858-518-1387 or 760-798-4839
Corporate Communications

Source: Allora Minerals, Inc.